Exhibit 3.1

ARTICLES OF AMENDMENT
CRAFT BREWERS ALLIANCE, INC.

ARTICLE I is amended to reflect the new entity name to read in its entirety as follows:

"ARTICLE I.  NAME AND DURATION

The name of this corporation shall be CRAFT BREW ALLIANCE, INC., and its existence shall be perpetual."